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                                                                     EXHIBIT 5.1


December 3, 1999


Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA  90210


Ladies/Gentlemen:

We have acted as counsel for Hilton Hotels Corporation, a Delaware corporation, (the "Company") in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering an indeterminate number of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Hilton Hotels Corporation Executive Deferred Compensation Plan (the "Plan"). We have examined such records and have made such examination of law as we deem appropriate in connection with rendering such opinion.

Based upon the foregoing, we advise you that, in our opinion, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or general equity principles.

The opinion set forth above is limited to the laws of the State of Delaware.

We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
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 Morgan, Lewis & Bockius LLP